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THE FULCRUM TRUST
OTHER INFORMATION

SHAREHOLDER VOTING RESULTS: (UNAUDITED)

A special meeting of the Trust's shareholders was held on August 18, 2000 at which shareholders approved one proposal.  The voting results were as follows:


International Growth Portfolio

To approve a new Portfolio manager Agreement, pursuant to which Bee & Associates, a division of Denver Investment Advisors, LLC, would continue to server as Portfolio Manager for the International Growth Portfolio.
                                 Shares         Shares                   Shares
                                 For            Against                  Abstaining            Total
Number of Votes Cast:            193,777        757                      12,615                207,149
Percentage of Votes Cast:        93.54%         0.37%                    6.09%                 100.00%

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A special meeting of the Trust's shareholders was held on January 8, 2001 at which shareholders approved one proposal.  The voting results were as follows:

Growth Portfolio


To approve a new Portfolio manager Agreement, pursuant to which Analytic Investors, Inc., a division of of United Asset Management Corporation, a wholly owned subsidiary division of Old Mutual plc, would continue to serve as Portfolio Manager for the Growth Portfolio.

                                Shares           Shares                 Shares
                                For              Against                Abstaining             Total
Number of Votes Cast:           285,018          0                      11,934                 296,952
Percentage of Votes Cast:       95.98%           0.00%                  4.02%                  100.00%

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